UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 1, 2007

United Therapeutics Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26301	52-1984749
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

1110 Spring Street Silver Spring, MD	20910
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:
(301) 608-9292

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On March 1 2007, Paul Mahon, Executive Vice-President, Strategic Planning and General Counsel of United Therapeutics Corporation, adopted a prearranged trading plan in accordance with Securities and Exchange Commission Rule 10b5-1 and United Therapeutics’ Securities Trades by Company Personnel Policy.

Rule 10b5-1 of the Securities Exchange Act of 1934 permits officers and directors of public companies to adopt predetermined written plans for trading specified amounts of company stock when they are not in possession of material nonpublic information in order to gradually diversify their investment portfolios, to minimize the market effect of stock sales by spreading them out over an extended period of time, and to avoid concerns about initiating stock transactions while in possession of material nonpublic information.

The 10b5-1 plan adopted by Mr. Mahon involves a prearranged order to sell shares of United Therapeutics common stock that will be issued as a result of the exercise of certain stock options, to take place in increments of 2,000 shares approximately every two weeks beginning on April 5, 2007. No sale will occur at a price below the exercise price of each employee stock option plus $15.00.  Mr. Mahon’s 10b5-1 plan will expire on the first to occur of either the date that 113,380 shares have been sold or December 31, 2009.  Shares will be sold under the plan on the open market at prevailing market prices.

Mr. Mahon’s new 10b5-1 plan is a continuation of the 10b5-1 plan he adopted on March 12, 2004, which also involved the sale of 4,000 shares each month.  The last trade under Mr. Mahon’s 2004 10b5-1 plan is scheduled for March 15, 2007, at which point that plan will expire.

The transactions under these plans will be disclosed publicly through Form 144 filings with the Securities and Exchange Commission.  Corresponding Form 4 filings will also be posted on United Therapeutics’ website.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED THERAPEUTICS CORPORATION
(Registrant)

Dated: March 2, 2007	By:	/s/ Paul A. Mahon
	Name:	Paul A. Mahon
	Title:	General Counsel